As filed with the U.S. Securities and Exchange Commission on September 6, 2023.

File number: 333-271858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

DFP HOLDINGS Limited

(Exact name of registrant as specified in its charter)

Date: September 6, 2023

Nevada	8200	00-0000000
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Address: 2F-1, No. 178-5, Section 2, Chang’an East Road, Zhongshan District, Taipei City, Taiwan

Issuer’s telephone number: +886 287722001

Company email: dfpleaderschool@gmail.com

(Address, including zip code, and telephone number,
including area code, of registrant’s principal mailing address)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, Dated _________, 2023

PRELIMINARY PROSPECTUS

DFP HOLDINGS LIMITED

UP TO 10,000,000 SHARES OF COMMON STOCK

FIXED PRICE OF $0.50 PER SHARE

$0.0001 PAR VALUE PER SHARE

This is a direct public offering of the Common Stock of DFP Holdings Limited. We are selling up to a maximum of 10,000,000 shares of our Common Stock at a fixed price of $0.50 per share for the duration of the offering. The shares are being offered on a “best efforts basis.” The shares will be offered and sold by our Chief Executive Officer, Chief Financial Officer, and Director, Mr. Hsu Shou Hung. There are no underwriters or broker-dealers that we anticipate will be involved in this offering, and as such, no underwriting fees, discounts, or commissions. The offering will commence as soon as is practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days at our sole discretion. DPF Holdings Limited reserves the right to terminate the offering at an earlier date, at its sole discretion, even if no or only some of the shares are sold pursuant to this offering.

There are no minimum purchase requirements, and there are no arrangements to place funds raised in this offering in an escrow, trust, or similar account. Funds received by DFP Holdings Limited for the payment of shares subscribed for in this offering will be deposited into a bank account maintained by us or a subsidiary of the Company and will be immediately available for our use. All funds received by DFP Holdings Limited will be retained by it for its use and will not be refunded.

There has been no market for our securities and a public market for our securities may not develop. If a market does develop, it may not be sustainable for any period. Upon completion of this offering, we will attempt to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc.

There is no assurance that shares of our Common Stock will ever be quoted on either the OTC Pink or OTCQB. To be quoted on the OTC Pink, or OTCQB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our Common Stock. If this were to occur, your investment may be negatively impacted as you may be unable to sell your shares.

There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to further our Company’s business plan going forward, and additional funding avenues may be necessary.

Prior to this offering, our sole officer and director, Mr. Hsu Shou Hung and his exclusively owned company, Terra Wave Holdings Limited, collectively owns approximately 45% of the outstanding shares of our Common Stock. Mr. Hsu will collectively own 43% of our outstanding Common Stock and retain significant control of the Company upon completion of this offering, assuming all the shares offered in this prospectus are sold.

Investing in our Company involves many risks. You should carefully read the “Risk Factors” beginning on page 4 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED SEPTEMBER 6, 2023

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through May 31, 2024, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

In this Prospectus, ‘‘DFP,’’ “the Issuer,” the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to DFP Holdings Limited, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending September 30th. Unless otherwise indicated, the term ‘‘Common Stock’’ refers to shares of the Company’s Common Stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products, services, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 4, and the financial statements, before making an investment decision.

Our Company

DFP Holdings Limited, a Nevada corporation, was incorporated under the laws of the State of Nevada on December 8, 2021.

On December 8, 2021, Mr. Hsu Shou Hung (“Mr. Hsu”), a founder of the Company, was appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and sole director of the Company. Currently, Mr. Hsu is our sole officer and director.

On March 8, 2022, the Company’s wholly owned subsidiary, DFP Holdings Limited, was formed in Seychelles (the “Seychelles Company”). The Seychelles Company is structured as an intermediate holding company for tax purposes, and operates business through its wholly owned subsidiary, DFP Holdings Limited, a company incorporated in Taiwan (the “Taiwan Company”).

On May 24, 2022, the Company acquired 100% of Tide Holdings Limited, a company incorporated in Seychelles (“TIDE”) from Mr. Hsu for $1.

As of September 30, 2022, Mr. Hsu collectively owns 96,260,000 shares of restricted Common Stock or a 45.01% shareholder of the Company.

The following diagram illustrates the corporate structure of DFP and its subsidiaries as of the date of this prospectus:

Our Business

We are an emerging educational service company with principal business operations in Taiwan. We offer both online and offline educational services from a wide array of programs and courses centered on business development and management training and self-media production to our learners. Relevant information is available on our website at https://dfpschool.qdm.tw/

We offer various membership tiers to suit our members’ diverse needs and provide a platform for our members to exchange their business information, to host or attend meetings or events and hence to facilitate business opportunities.

Going Concern

For the nine months ended June 30, 2023, the Company incurred a net loss of $687,669 and used cash in operations of $187,841. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s September 30, 2022 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. We anticipate that we will require additional capital to continue as a going concern and expand our operations in accordance with our current business plan.

Our Corporate Information

Our principal executive offices are located at 2F-1, No. 178-5, Section 2, Chang’an East Road, Zhongshan District, Taipei City, Taiwan. Our telephone number is +886 287722001 and our email address is dfpleaderschool@gmail.com.

Investors should submit any inquiries to the address and telephone number listed at the top of this Registration Statement. Our corporate website is www.dfp-school.com. The information contained on our website is not a part of this prospectus.

Our Offering

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 213,855,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 10,000,000 shares of Common Stock to be issued by us in a direct public offering. We may endeavor to sell all 10,000,000 shares of Common Stock after this registration becomes effective. The price at which we, the company, offer these shares is at a fixed price of $0.50 per share for the duration of the offering. The shares are being offered on a “best efforts basis.” The shares will be offered and sold on our behalf by our Chief Executive Officer, Chief Financial Officer, and Director, Hsu Shou Hung.

There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our Common Stock.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by DFP Holdings Limited for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by us or a subsidiary of the Company and will be immediately available for our use. All funds received by DFP Holdings Limited will be retained by it for its use and will not be refunded. Any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. Additionally, there is no guarantee that this offering will successfully raise enough funds to further our Company’s business plan going forward, and additional funding avenues may be necessary.

There has been no market for our securities and a public market for our securities may not develop. If a market does develop, it may not be sustainable for any period. Upon completion of this offering, we will attempt to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc.

There is no assurance that shares of our Common Stock will ever be quoted on either the OTC Pink or OTCQB. To be quoted on the OTC Pink, or OTCQB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our Common Stock. If this were to occur, your investment may be negatively impacted as you may be unable to sell your shares.

All expenses incurred in this offering are being paid for by the Company.

*This offering will terminate upon the earlier to occur of (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 10,000,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days or terminate the offering at an earlier date, even if no or only some of the shares are sold pursuant to this offering. We will disclose such extension or early termination by filing a Current Report on Form 8-K. In any event, the offering will end within 180 days of this Registration Statement being declared effective.

Shares Being Offered	10,000,000 shares of Common Stock.

Offering Price Per Share	We will sell shares at a fixed price per share of $0.50 for the duration of this offering.

Number of Shares of Stock Outstanding Before the Offering	213,855,500 shares of Common Stock are currently issued and outstanding.

Number of Shares of Stock Outstanding After the Offering	223,855,500 shares of Common Stock will be issued and outstanding if we sell all the shares we are offering herein.

The Minimum Number of Shares to be Sold in this Offering	None.

Market for Our Shares	There is no public market for the shares of our Common Stock. The price per share is fixed at $0.50 for the duration of this offering.

We may not be able to meet the requirement for a public quotation of our Common Stock. Furthermore, even if our Common Stock is quoted, a market for our Common Stock may not develop. If a market does develop, it may not be sustainable for any period.

Use of Proceeds	We intend to use the gross proceeds from this offering for, but not limited to, improving our existing online platform, general maintenance to our online platform and other hardware, hiring and training staff, marketing, administrative expenses, and miscellaneous expenses we may incur as an operating business.

Concentration of Ownership	Prior to this offering, our sole officer and director, Mr. Hsu Shou Hung and his exclusively owned company, Terra Wave Holdings Limited, collectively owns approximately 45% of the outstanding shares of our Common Stock. Mr. Hsu will collectively own 43% of our outstanding Common Stock and retain significant control of the Company upon completion of this offering, assuming all the shares offered in this prospectus are sold.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

Quotation:	We intend to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell Common Stock and seeking offers to Common Stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our Common Stock.

This offering and any investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and all the information contained in this prospectus before deciding whether to purchase our Common Stock. If any of the following risks occur, our business, financial condition and results of operations could be harmed. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our Common Stock may result in a complete loss of the invested amount.

An investment in our Common Stock is highly speculative and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our Common Stock. If any of the following risks occur, our business and financial results could be negatively affected to a significant extent.

Risks Related to our Business

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

We have yet to establish any history of profitable operations. For the nine months ended June 30, 2023, the Company incurred a net loss of $687,669 and used cash in operations of $187,841. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s September 30, 2022 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

At June 30, 2023, the Company had cash on hand in the amount of $796,573. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon establishing profitability and continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the preparation of our financial statements for the year period from December 8, 2021 (inception) to September 30, 2022, material weaknesses were identified in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

These material weaknesses identified include (i) we lacked a sufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience and ongoing training in the application of U.S. GAAP and SEC disclosure requirements commensurate with the Company’s financial reporting requirements and (ii) we had inadequate segregation of duties consistent with control objectives.

To remediate the material weaknesses, we are in the process of implementing formal risk assessment processes and procedures and designing sufficient controls to remediate these weaknesses. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period and management has concluded, through testing, that these controls are effective.

If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to conclude that our internal control over financial reporting is effective when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result, we could also become subject to investigations by the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Our operating results may fluctuate significantly because of a variety of factors, many of which are outside of our control.

We are subject to, among other things, the following factors that may negatively affect our operating results:

●	the announcement or introduction of new products/ services by our competitors;
●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
●	our ability to attract and retain key personnel in a timely and cost-effective manner;
●	our ability to attract new customers and retain existing customers;
●	technical difficulties pertaining to our online platform;
●	security or data breaches;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;
●	regulation by federal, state, or local governments; and
●	general economic conditions, as well as economic conditions specific to the online education industry, and other industries related to online education.

As a result of our limited operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. We have based our anticipated future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are difficult to forecast.

We have a limited operating history and face many of the risks and difficulties which are frequently encountered by companies in the developmental stage.

We are a development stage company, and to date, our development efforts have been focused primarily on the development of our business model. We have a limited operating history for investors to evaluate the potential of our business development. We have not fully built our client base. In addition, we face many of the risks and difficulties inherent in introducing our services on a larger scale. These risks include the ability to:

●	Develop a feasible and effective business plan;

●	Attract clients;

●	Meet clients’ standards;

●	Implement advertising and marketing plans;

●	Attain client loyalty;

●	Maintain current strategic relationships and develop new strategic relationships;

●	Respond effectively to competitive pressures;

●	Continue to develop and upgrade our services; and

●	Attract, retain, and motivate qualified personnel.

Our future will depend on our ability to bring our services to the marketplace, which requires proper and organized planning of providing a platform that is able to offer viable education solutions to assist our clients’ self-development, or their companies’ growth. The results of our operations can also be affected by our ability to enhance our course lineup or to deliver consistent high-quality education materials to increase our competitive presence.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We are currently a development stage company. We will need to effectively manage our managerial, operational, financial and other resources in order to successfully pursue expansion, development and commercialization effort. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our expansion, development and commercialization goals.

If we are unable to compete successfully in our industry, it will harm our business.

There are similar companies providing online and offline education platforms and services in Taiwan that compete with our core operating activities. Certain of these competitors and potential competitors have longer operating histories, substantially greater service development capabilities and financial, commercial, and marketing resources. Competitors and potential competitors may also innovate services that are more effective or have other potential advantages compared to our course lineup and membership options. In addition, research, development, and commercialization efforts by others could render our course lineup obsolete or non-competitive. Certain of our competitors and potential competitors have broader services offerings and extensive client bases, allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressures could result in price reductions, reduced margins and loss of market share.

Our business operations may be materially and adversely affected by the outbreak of the Coronavirus (“COVID-19”).

An outbreak of respiratory illness caused by the novel coronavirus, commonly referred as “COVID-19” emerged in late 2019 and has spread globally. The COVID-19 is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the COVID-19 outbreak as a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020.

The epidemic has resulted in social-distancing restrictions, travel restrictions, and the temporary, but periodic, closure of stores and facilities during the past few years. The negative impacts of the COVID-19 outbreak on our business include:

-	The uncertain economic conditions may refrain clients from engaging our services.

-	The operations of businesses in our industry have been, and could continue to be, negatively impacted by the epidemic, which may in turn adversely impact their business performance.

-	The number of learners who are able to attend, or have interest in, in-person education courses have seen a dramatic reduction.

We are unable to accurately predict the impact that the COVID-19 will have due to various uncertainties, including, but not limited to, the duration of the outbreak globally, and the effectiveness of the actions that may be taken by governmental authorities. Additionally, it is possible that we may face similar difficulties in the future should there be, at any point, another global pandemic.

At present, we have not been able to determine with any level of certainty, to what extent we have or have not been materially impacted by the ongoing COVID pandemic thus far.

DFP qualifies as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make DFP’s securities less attractive to investors and may make it more difficult to compare DFP’s performance to the performance of other public companies.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Common Stock that is held by non-affiliates exceeds $700 million.

DFP’s management has limited experience in operating a public company.

DFP’s sole officer and director, Mr. Hsu Shou Hung, has limited experience in managing a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of DFP. DFP may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for DFP to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that DFP will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If Mr. Hsu Shou Hung, our sole officer and director leaves the Company prior to securing a suitable replacement, we will be left without management and our business operations might need to be suspended or cease entirely all together.

Our success is largely dependent on the continued contributions by our Chief Executive Officer, Chief Financial Officer and sole director, Mr. Hsu, who is responsible for making corporate decisions which have significant impact on our operations. We rely on his expertise in business operations when we are developing our businesses.

If Mr. Hsu cannot serve the Company or is no longer willing to do so, the Company may not be able to find alternatives in a timely manner or at all. This would likely result in a severe damage to our business operations and would have an adverse material impact on our financial position and operating results. To continue as a viable operation, the Company may have to recruit and train replacement personnel at a higher cost. Additionally, if Mr. Hsu joins our competitors or develops similar businesses which are in competition with the Company, our business may also be negatively impacted.

Our future success depends on our ability to attract and retain qualified long-term staff to fill management, technology, sales, marketing, and customer services positions. We have a great need for qualified talent, but we may not be successful in attracting, hiring, developing, and retaining the talent required for our success.

Risks Relating to our Corporate Structure

Due to the fact that we are a publicly reporting company we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as an SEC reporting Company, will be costly because an external third-party consultant(s), attorney, or firm, may have to assist us in following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, since our sole officer and director has limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Risks Relating to Doing Business in Taiwan

American investors may have difficulty enforcing judgments against our Company and Officers.

We are a Nevada corporation and most of our assets are and will continue to be located outside of the United States. Almost all our operations will and are already conducted in Taiwan. In addition, our sole officer and director is a national and resident of a country other than the United States, with most of his assets outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon him. It may also be difficult to enforce court judgments on the civil liability provisions of the U.S. federal securities laws against our Company and our sole officer and director since he is not a resident in the United States. In addition, there is uncertainty as to whether the courts of Taiwan, or other Asian countries, would recognize or enforce judgments of U.S. courts.

A severe or prolonged downturn in the global economy or the markets that we primarily operate in could materially and adversely affect our revenues and results of operations.

We primarily operate in Taiwan. Weak economic conditions as a result of a global economic downturn due to the COVID-19 pandemic across the world may have a negative impact on our business. Decreased demand and prices would reduce our income and weaken our business. There are still great uncertainties regarding economic conditions, globally speaking. Any turbulence in global economies and prolonged declines in demand and prices in Taiwan, or throughout Asia, may adversely affect our business, revenues, and results of operations.

We are vulnerable to foreign currency exchange risk exposure.

The value of the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our financial statements are expressed in U.S. dollars, which is our reporting currency. All of the revenues and expenses of DFP Holdings Limited (Taiwan) (the “Taiwan Company”), which we operate through, are denominated in the NT$. To the extent that we need to convert NT$ or other currency types into U.S. dollars for our operations, appreciation of the U.S. dollar against the NT$ or other currencies would adversely affect the U.S. dollar amounts we recognize from the conversion.

Risks Related to our Securities

We do not intend to pay dividends on our Common Stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

If the Company fails to comply with the rules under the Sarbanes-Oxley Act related to internal controls and procedures in the future, or, if the Company discovers material weaknesses and other deficiencies in its internal controls over financial reporting, the Company’s stock price could decline significantly and raising capital could be more difficult.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of the Company’s internal controls over financial reporting. Additionally, in connection with the preparation of our financial statements for the period December 8, 2021 (inception) to September 30, 2022, material weaknesses were identified in the design and operating effectiveness of our internal control over financial reporting. If the Company fails to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if the Company discovers material weaknesses and other deficiencies in its internal controls over financial reporting, the Company’s stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if the Company otherwise fails to achieve and maintain the adequacy of its internal controls, the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for the Company to produce reliable financial reports and are important to helping prevent financial fraud. If the Company cannot provide reliable financial reports or prevent fraud, its business and operating results could be harmed, investors could lose confidence in the Company’s reported financial information, and the trading price of the Company’s Common Stock could drop significantly.

Our securities have no prior market, and an active trading market may not develop, which may cause our Common Stock to trade at a discount from the fixed offering price pursuant to this offering.

Prior to this offering there has been no public market for our Common Stock. Shares of Common Stock being offered pursuant to this offering are being offered at a fixed price of $0.50 per share for the duration of the offering. The fixed price of $0.50 has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares being offered herein will have a market value or that they may be sold at this, or at any price. If investors purchase shares of our Common Stock they may not be able to resell those shares at or above the price they purchase them at. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our Common Stock may not develop or be sustained after the offering is completed. If an active public market does not develop or is not sustained, it may be difficult for our investors to sell their shares of Common Stock at a price that is attractive to them, or at all.

We may never have a public market for our Common Stock and may never trade on a recognized exchange or quotation service. Therefore, investors may be unable to liquidate their investment in our Common Stock.

There has been no market for our securities and a public market for our securities may not develop. If a market does develop, it may not be sustainable for any period. Upon completion of this offering, we will attempt to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc.

There is no assurance that shares of our Common Stock will ever be quoted on either the OTC Pink or OTCQB. To be quoted on the OTC Pink, or OTCQB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our Common Stock. If this were to occur, your investment may be negatively impacted as you may be unable to sell your shares. As mentioned previously, there is also the risk that no public market will develop for our Common Stock even if we can achieve a quotation for shares of Common Stock.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are generally not restricted from issuing additional shares of Common Stock. The market price of our Common Stock could decline as a result further issuances, which may occur for numerous reasons, such as but not limited to, future sales of Common Stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our Common Stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. If there are more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered shares of Common Stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of Preferred Stock in the future which may adversely impact your rights as holders of our Common Stock.

Our Certificate of Incorporation authorizes us to issue up to 200,000,000 shares of Preferred Stock. Accordingly, our Board of Directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. At this time, we have no shares of Preferred Stock issued and outstanding.

Our Preferred stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our Board of Directors could authorize the issuance of a series of Preferred Stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our Common Stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the Common Stock. To the extent that we do issue such additional shares of Preferred Stock, your rights as holders of Common Stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of Preferred Stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of Common Stock.

Risks Related to this Offering

Our sole officer and director, Mr. Hsu Hou Hong, collectively with his exclusively owned company, currently holds 45.01% of our outstanding shares of Common Stock. Voting control by our management means you and other stockholders will not be able to elect our directors and you will have no influence over our management. The concentration of ownership may adversely affect the market for our Common Stock.

Prior to this offering, our sole officer and director, Mr. Hsu Shou Hung, collectively with his exclusively owned company, Terra Wave Holdings Limited (“TERRA”), holds 96,260,000 shares or 45.01% of the outstanding shares of our Common Stock. Assuming all the shares offered in this prospectus are sold, Mr. Hsu will collectively have 43% of all votes cast on all matters which require us to obtain stockholders’ approval, including election or removal of our directors, amendment or prevention of amendment to our articles of incorporation or bylaws, adoption of measures which could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

This concentration of ownership in our shares by sole officer and director will limit the other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us. It could also have a material adverse effect on the market price of our Common Stock or prevent stockholders from realizing a premium over the market price for their shares.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to DFP Holdings Limited and held in our, or a subsidiary’s corporate bank account, if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

If an active, liquid trading market for our Common Stock does not develop, investors may not be able to sell their shares quickly or at or above the initial offering price.

There has not been a public market for our Common Stock. An active and liquid trading market for our Common Stock may not develop or be sustained following this offering. The lack of an active market may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of their shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration. Investors may not be able to sell their shares quickly or at or above the initial offering price. This price may not be indicative of the price at which our Common Stock will trade after this offering, and our Common Stock could trade below the public offering price of $0.50 per share.

Our stock price may be volatile or may decline regardless of our operating performance, and investors may not be able to resell their shares at, or above, the public offering price and the price of our Common Stock may fluctuate significantly.

After this offering, the market price for our Common Stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Common Stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	changes in general economic or market conditions or trends in our industry or the economy as a whole and in particular in Taiwan’s online and offline education industry;

●	changes in key personnel;

●	entry into new geographic markets;

●	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures, or capital commitments;

●	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	announcements relating to litigation;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	changes in financial estimates or ratings by any securities analysts who follow our Common Stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our Common Stock;

●	the development and sustainability of an active trading market for our Common Stock;

●	future sales of our Common Stock by our officer, director and significant stockholders; and

●	changes in accounting principles.

These and other factors may lower the market price of our Common Stock regardless of our actual operating performance. As a result, our Common Stock may trade at prices significantly below the initial public offering price.

We may be subject to the penny stock rules which will make shares of our Common Stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our sole officer and director, Mr. Hsu Shou Hung, who will receive no commissions. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our Common Stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and investors will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of investors’ investment. The failure by our management to apply these funds effectively could harm our business.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets. Our sole executive officer and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officer of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is approximately $321,000. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink Open Market “OTC Pink”, also operated by OTC Markets Group, Inc. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $40,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTCQB or OTC Pink.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

●	our goals and strategies;

●	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs, or expenditures;

●	our dividend policy;

●	our expectations regarding demand for and market acceptance of both of our online and offline educational services;

●	our expectations regarding our relationships with customers and business partners;

●	the trends in, expected growth in and market size of the education industry;

●	our ability to maintain and enhance our market position;

●	our ability to continue to develop new technologies and/or upgrade our existing educational offerings;

●	developments in, or changes to, laws, regulations, governmental policies, incentives, and taxation affecting our operations;

●	relevant governmental policies and regulations relating to our businesses and industry;

●	competitive environment, competitive landscape and potential competitor behavior in our industry and the overall outlook in our industry;

●	our ability to attract, train and retain executives and other employees;

●	the development of the global financial and capital markets;

●	fluctuations in inflation, interest rates and exchange rates;

●	general business, political, social and economic conditions in Taiwan and the overseas markets we have business;

●	the length and severity of the previous COVID-19 outbreak and its impact on our business and industry; and

●	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

	For the nine months ended June 30, 2023	From December 8, 2021 (inception) to September 30, 2022
Revenue	$765,866	$111,201

Total operating costs and expenses	(1,438,313)	(844,242)

Loss from operations	(672,447)	(733,041)

Other income	7,722	364

Loss before income tax	(664,725)	(732,677)

Income tax expense	(22,944)	-

Net loss	$(687,669)	$(732,677)

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.50. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $5,000,000 as anticipated.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000

Developing Our Online Platform and Associated Maintenance	$250,000	$500,000	$750,000	$1,000,000
Hiring and Training Staff	500,000	1,000,000	1,500,000	2,000,000
Hardware Maintenance Costs	37,500	75,000	112,500	150,000
Marketing Expenses	375,000	750,000	1,125,000	1,500,000
Administrative Expenses	50,000	100,000	150,000	200,000
Miscellaneous Expenses	37,500	75,000	112,500	150,000
TOTAL	$1,250,000	$2,500,000	$3,750,000	$5,000,000

The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide later it would be in the Company’s best interests.

The Company estimates the costs of this offering at about $321,000. All expenses incurred in this offering are being paid for by the Company. The Company will utilize existing cash to pay for any offering expenses and does not intend to use any monies from offering proceeds to fund the offering. If existing cash is not sufficient to cover our offering expenses, we will rely on our sole officer and director to cover any such expenses. Our officer and director, however, has no formal arrangements or agreements in place with the Company to provide funding.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Upon completion of this offering, we will attempt to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc.

There is no assurance that shares of our Common Stock will ever be quoted on either the OTC Pink or OTCQB. To be quoted on the OTC Pink, or OTCQB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our Common Stock. If this were to occur, your investment may be negatively impacted as you may be unable to sell your shares. There is also the risk that no public market will develop for our Common Stock.

Shares of our Common Stock may not trade at market prices in excess of the public offering price of $0.50 as prices for our Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock, investor perception of us and general economic and market conditions.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of Common Stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

DILUTION

The price of the current offering is fixed at $0.50 per share.

The following table sets forth information with respect to our initial stockholders, defined herein as shareholders we currently have prior to this offering, and the public stockholders, which is defined herein as prospective shareholders from the offering(s) in which we seek to carry out. The following assumes the sale of 100% of our shares of Common Stock that we are offering herein.

	Shares Purchased		Total Consideration		Average Price per
	Number	Percentage	Amount	Percentage	Share
Initial Stockholders	213,855,500	95.5%	2,170,100	30.3%	$0.01
Public Stockholders	10,000,000	4.5%	5,000,000	69.7%	$0.50

	223,855,500	100.0%	7,170,100	100.0%

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the Common Stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value of $0.0001.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering	(75% of the shares are sold in the offering	(100% of shares are sold in the offering)
Offering Price Per Share	$0.50	0.50	0.50	0.50
Book Value Per Share Before the Offering	$0.002	0.002	0.002	0.002
Book Value Per Share After the Offering	$0.008	0.013	0.019	0.024
Net Increase to Original Shareholder	$0.006	0.011	0.017	0.022
Decrease in Investment to New Shareholders	$0.492	0.487	0.481	0.476
Dilution to New Shareholders (%)	98.45	97.33	96.23	95.15

Net Value Calculation if 100% of the shares in the offering are sold:

Numerator:
Net tangible book value before the offering	$746,064
Net proceeds from this offering	5,000,000
Less: cost of offering	(321,000)
$5,425,064
Denominator:
Shares of Common Stock outstanding prior to this offering	213,855,500
Shares of Common Stock to be sold in this offering (100%)	10,000,000
223,855,500

Net Value Calculation if 75% of the shares in the offering are sold:

Numerator:
Net tangible book value before the offering	$746,064
Net proceeds from this offering	3,750,000
Less: cost of offering	(321,000)
$4,175,064
Denominator:
Shares of Common Stock outstanding prior to this offering	213,855,500
Shares of Common Stock to be sold in this offering (75%)	7,500,000
221,355,500

Net Value Calculation if 50% of the shares in the offering are sold:

Numerator:
Net tangible book value before the offering	$746,064
Net proceeds from this offering	2,500,000
Less: cost of offering	(321,000)
$2,925,064
Denominator:
Shares of Common Stock outstanding prior to this offering	213,855,500
Shares of Common Stock to be sold in this offering (50%)	5,000,000
218,855,500

Net Value Calculation if 25% of the shares in the offering are sold:

Numerator:
Net tangible book value before the offering	$746,064
Net proceeds from this offering	1,250,000
Less: cost of offering	(321,000)
$1,675,064
Denominator:
Shares of Common Stock outstanding prior to this offering	213,855,500
Shares of Common Stock to be sold in this offering (25%)	2,500,000
216,355,500

PLAN OF DISTRIBUTION

We have 213,855,500 shares of Common Stock issued and outstanding as of the date of this prospectus. This prospectus relates to the offering of up to 10,000,000 shares of Common Stock by the Company at a fixed price of $0.50 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

We intend to offer our securities, on a “best efforts basis”, by our sole officer and director, Mr. Hsu Shou Hung. In connection with the Company’s selling efforts in the offering, Mr. Hsu Shou Hung will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our sole officer and director, Mr. Hsu Shou Hung, is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Hsu will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Hsu Shou Hung is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our sole officer and director will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Hsu Shou Hung will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

We will receive all proceeds from the sale of up to 10,000,000 of Common Stock being offered by us. The price per share is fixed at $0.50 per share for the duration of this offering. There has been no market for our securities and a public market for our securities may not develop. If a market does develop, it may not be sustainable for any period. Upon completion of this offering, we will attempt to have our shares of Common Stock quoted on the OTCQB® Venture Market “OTCQB”, operated by OTC Markets Group, Inc. If we are unable to achieve quotation on the OTCQB we may consider quotation on the Pink® Open Market “OTC Pink”, also operated by OTC Markets Group, Inc. To be quoted on the OTC Pink, or OTCQB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our Common Stock.

The Shares may be sold to purchasers from time to time directly by and subject to our discretion. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of Common Stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.50 per share.

To comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which we have complied.

In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules, and regulations under the Exchange Act regarding security transactions during the period when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the newly offered shares (including registration pursuant to the securities laws of certain states), which we expect to be approximately $321,000.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the Securities and Exchange Commission and will continue for a period of 180 days, or 90 days thereafter if extended by the Board of Directors. The offering shall terminate on the earlier of (i) the date when the sale of all 10,000,000 shares is completed, (ii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 10,000,000 shares registered under the Registration Statement of which this Prospectus is part, and (iii) 180 days of the effective date of this registration statement (unless extended an additional 90 days thereafter).

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

-	execute and deliver a subscription agreement; and

-	deliver a check or certified funds to us as instructed in the subscription agreement for acceptance or rejection.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to DFP Holdings Limited and held in our, or a subsidiary’s corporate bank account, if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

No subscription may be executed nor funds delivered prior to effectiveness of the registration statement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 72 hours after we receive them.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 213,855,500 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time, we have no Preferred Stock issued and outstanding. Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred Stock shall hereinafter by prescribed by resolution of the Board of Directors.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our Board of Directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Currently, we do not have a transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will likely find it more difficult to sell their Shares in the secondary market.

INDUSTRY OVERVIEW

The Company operates in the education industry and provides both online and offline educational services in Taiwan. The online educational services have been experiencing rapid growth in recent years, mainly due to the impact of Covid-19 pandemic. From the perspective of the education industry, the pandemic has prompted many educational institutions to switch to online education tools and use more novel digital methods of teaching.

Over the past few years, Taiwan’s social distance policy has restricted the operational practices of those companies operating in the in-person education industry. This has resulted in a significant decline in the in-person education industry as a whole and has also affected the growth of the Company. We cannot estimate with any level of certainty to what extent, but the Company is of the belief that its business has been negatively impacted. However, this has been offset to some extent as, in addition to a traditional in-person learning, we also offer various online education programs or courses which have largely avoided the negative impacts of the pandemic.

Conversely, the pandemic seems to have encouraged a significant increase in the demand of online educational services. According the 2021 online learning industry value survey report by the ministry of economic affairs, Taiwan R.O.C, the online education industry containing hardware, software and courses has increased approximately 220% from 2020 to 2021. This has primarily been driven by necessity, as the pandemic has required learners to stay at home. Thereby the primary method available for them to further their education has been through online education methods.

In the same report, the portion of different types of online learning user from 2019 to 2021 in Taiwan have been analyzed. Individual users increased from 20% to more than 25% from 2019 to 2021. Corporate and association users increased from 13% to 22% from 2019 to 2021. Government users slightly increased from 6% to 7% from 2019 to 2021. School education users increased from 30% to 32% from 2019 to 2021. Tutorial and training users decreased from 28% to 12%. The result proved that the needs of individuals and corporate organizations and associations continued to experience growth even during the epidemic.

The Company believes that while, after the pandemic has concluded, in-person education will experience a rebound and surge in popularity that online education resources will continue to experience growth and will be an integral part of the education industry in Taiwan moving forward.

Source:

2021 online learning industry value survey report by the ministry of economic affairs, Taiwan R.O.C https://www.epark.org.tw/download/110%E5%B9%B4%E5%BA%A6%E6%99%BA%E6%85%A7%E5%AD%B8%E7%BF%92%E7%94%A2%E5%80%BC%E8%AA%BF%E6%9F%A5%E6%9C%9F%E6%9C%AB%E5%A0%B1%E5%91%8A.pdf

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following “Management’s Discussion and Analysis” in conjunction with the section inclusive of our financial statements and the related notes provided elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors”.

We make forward-looking statements in this report, in other materials we file with the Securities and Exchange Commission (the “SEC”) or otherwise release to the public, and on our website. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings), and other statements of our plans, beliefs, or expectations, including the statements contained in this section, regarding our plans, strategies and expectations are forward-looking statements. In some cases, these statements are identifiable using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. We intend such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Results of operations for the nine months ended June 30, 2023

Revenue

For the nine months ended June 30, 2023, the Company generated revenue of $765,866. The Company began generating revenue in August of 2022. The revenue generated is from online and offline educational services offered through our platforms, and fees paid for our education programs and courses.

Operating costs and expenses

For the nine months ended June 30, 2023, our costs of services were $155,643.

During the nine-month period ended June 30, 2023, we incurred other operating expenses of $832,670 comprised of bank charges of $12,874, accounting fees of $20,336, audit and professional fees of $43,463, consulting fees of $200,000, corporate secretarial fees of $5,019, IT and maintenance fees of $46,708, rental expenses of $16,139, salary and pension of $352,505, sales commission of $78,378 and other general and administrative expenses of $57,248, respectively. In addition, during the nine-month period ended June 30, 2023, we recorded an impairment write off a prepaid application development fee to related party of $450,000.

Net Loss

For the nine months ended June 30, 2023, the Company incurred a net loss of $687,669.

Results of operations from December 8, 2021 (inception) to September 30, 2022

Revenue

The Company began generating revenue in August of 2022. During the period from December 8, 2021 (inception) to September 30, 2022, the Company generated revenue of $111,201. The revenue generated is from online and offline educational services offered through our platforms, and fees paid for our education programs and courses.

Operating costs and expenses

During the period from December 8, 2021 (inception) to September 30, 2022, our costs of services were $41,540. During the period from December 8, 2021 (inception) to September 30, 2022, we incurred other operating expenses in the amount of $352,702. These expenses are comprised of consulting fees of $300,000, bank charges of $2,636, business license fees of $351, corporate secretarial fees of $10,000, IT and maintenance fees of $5,336, salary and pension of $31,208, and other general and administrative expenses of $3,171, respectively. In addition, during the period from December 8, 2021 (inception) to September 30, 2022, we recorded an impairment write off a prepaid application development fee to related party of $450,000.

Net Loss

During the period from December 8, 2021 (inception) to September 30, 2022, the Company incurred a net loss of $732,677.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents of $796,573. Management believes the current funds on hand will be sufficient to continue our operations through the next 6 months.

We depend substantially on financing activities to provide us with the liquidity and capital resources we need to meet our working capital requirements and to make capital investments in connection with ongoing operations. During the nine months ended June 30, 2023, and for the period from December 8, 2021 (inception) to September 30, 2022, we have met these requirements primarily by sales of our Common Stock.

Cash Used In Operating Activities

During the nine months ended June 30, 2023, cash used in operations totaled $187,841. For the period from December 8, 2021 (inception) to September 30, 2022, we used $267,606 in operating activities. The cash used in operating activities was primarily due to a net loss for the periods ended June 30, 2023, and September 30, 2022, respectively.

Cash Used In Investing Activities

During the nine months ended June 30, 2023, we used $464,958 in investing activities. For the period from December 8, 2021 (inception) to September 30, 2022, we used $450,000 in investing activities. The cash used in investing activities was primarily due to prepayments of application development fees to a related party for the periods ended June 30, 2023, and September 30, 2022, respectively.

Cash (Used In) Provided By Financing Activities

During the nine months ended June 30, 2023, cash used in financing activities was $13,042, as compared to the period from December 8, 2021 (inception) to September 30, 2022, net cash provided by financing activities was $2,183,727 which was primarily the cash proceeds from the issuance of our Common Stock in private placements.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended (“Regulation S”) for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Limited Operating History

We have no historical financial information upon which to base an evaluation of our performance. We cannot guarantee we will be successful in carrying out our business plan. Our business is subject to risks inherent in the establishment of a new business enterprise, including, but not limited to, limited capital resources and possible cost overruns due to price and cost increases in services.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

The accompanying financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

For the nine months ended June 30, 2023, the Company incurred a net loss of $687,669 and used cash in operations of $187,841. For the period from December 8, 2021 (inception) to September 30, 2022, the Company incurred a net loss of $732,677 and used cash in operations of $717,606. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s September 30, 2022 financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

BUSINESS

Overview

We are an emerging educational service company with principal business operations in Taiwan. We offer both online and offline educational services from a wide array of programs and courses centered on business development and management training and self-media production to our learners. Relevant information is available on our website at https://dfpschool.qdm.tw/

We deliver a comprehensive selection of education programs or courses tailored specifically for entrepreneurs who are engaged in starting a business, seeking to enhance their management skills, or preparing for business transformation. In addition, we also offer various membership tiers crafted to cater to the diverse needs of our members, providing a platform for our members to exchange their business information, to host or attend meetings or events and hence to facilitate business opportunities.

Our educational services are made available to both individual and corporate learners serving as valuable tools for their personal enhancement, professional development or business growth. To promote our business, we plan to host online and offline seminars or forums pertaining to self-media production to maximize our market exposure locally and internationally. We are also planning to expand our business into new markets such as Southeast Asia for further development.

We estimate the proceeds of this offering will be sufficient for our operations for the next twelve months. Should the proceeds of this offering still not sufficient for our operations, we may need to raise extra funds for our operations through private placements or loans from our major shareholders within the next twelve months.

Corporate History and Structure

DFP Holdings Limited, a Nevada corporation, was incorporated under the laws of the State of Nevada on December 8, 2021. It is structured as a holding company and currently has no material operations.

On December 8, 2021, Mr. Hsu Shou Hung (“Mr. Hsu”), a founder of the Company, was appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and sole director of the Company. Currently, Mr. Hsu is our sole officer and director.

On March 8, 2022, the Company’s wholly owned subsidiary, DFP Holdings Limited, was formed in Seychelles (the “Seychelles Company”). The Seychelles Company is structured as an intermediate holding company for tax purposes, it operates business through its wholly owned subsidiary, DFP Holdings Limited, a company incorporated in Taiwan (the “Taiwan Company”). The Taiwan Company is primarily engaged in provision of educational services in Taiwan.

On May 24, 2022, the Company acquired 100% of Tide Holdings Limited, a company incorporated in Seychelles (“TIDE”) from Mr. Hsu for $1. TIDE is structured as a holding company for tax purposes and strategically for future development and expansion into new markets. At the present time, the strategic plan is being modified, but the Company will utilize this subsidiary to prepare for business development.

As of September 30, 2022, Mr. Hsu collectively owns 96,260,000 shares of restricted Common Stock or a 45.01% shareholder of the Company.

DFP Holdings Limited (Nevada) (the “Company”)

The Company was incorporated under the laws of the State of Nevada on December 8, 2021. It is structured as a holding company and currently has no material operations.

DFP Holdings Limited (Seychelles) (the “Seychelles Company”)

The Seychelles Company was incorporated in Seychelles on March 8, 2022. It is structured as an intermediate holding company for tax purposes and operates business through its wholly owned subsidiary in Taiwan, the Taiwan Company.

DFP Holdings Limited (Taiwan) (the “Taiwan Company”)

The Taiwan Company was formed by the Seychelles Company in Taiwan on July 18, 2022. It is primarily engaged in provision of online and offline educational services to the learners in Taiwan.

Tide Holdings Limited (Seychelles) (“TIDE”)

TIDE, a Seychelles company, it was acquired by the Company from our sole director, Mr. Hsu for $1 on May 24, 2022. TIDE is structured as a holding company for tax purposes and strategically for future development and expansion into new markets. At the present time, the strategic plan is being modified, but the Company will utilize this subsidiary to prepare for business development.

Our Educational Services and Revenue Model

We provide both traditional face to face and online learning types and currently we provide two principal streams of studies including self-media production and business development to the learners in Taiwan, respectively. Under these two streams of studies, we offer a series of offline educational courses, and also various online courses and training programs through our video platform available at https://dfpschool.qdm.tw/. We are in the process of developing a mobile application, which we anticipate will be ready to launch within the 2023 calendar year.

The following table provides information about disaggregated revenue based on revenue by service lines:

		From the nine months ended June 30, 2023 (Unaudited)			From December 8, 2021 (inception) to September 30, 2022
Type of learning	Studies or membership	Number of person-times	Revenue		Number of person-times	Revenue
			$	%		$	%
Primarily Offline face to face:
	Self-media production (1)	350	134,751	17.59	48	18,990	17.08
	Business development (2)	190	354,666	46.31	10	14,542	13.08
	BAS commercial membership (3)(iii)	28	19,321	2.52	6	3,905	3.51
Primarily Online:
	Self-media production (1)	420	253,405	33.09	105	73,681	66.26
	Subscribed membership (3)(ii)	170	3,723	0.49	8	83	0.07
	Total	1,158	$765,866	100.00%	177	$111,201	100.00%

1.	Self-media production study

Our self-media production study aims to teach those entrepreneurs who are interested in promoting their businesses or products through either traditional media or social media. This study covers separate courses with different topics including drafting and editing the promotion contents, presentation skills, filming, recording or live recording and video submission. We also teach individuals or corporations how to operate social media platforms to gain traffic, to increase followers, and hence increase the sales of their products or services.

From the nine months ended June 30, 2023, the offline face to face self-media production study attracted 350 person-times participating and generated revenue of $134,751, approximately 18% of the total revenue.

From the nine months ended June 30, 2023, the online self-media production study attracted 420 person-times participating and generated revenue of $253,405, approximately 33% of the total revenue.

2.	Business development study

In relation of the business development study for entrepreneurs, we offer different topics and various duration face to face programs or courses. The subjects or theme of classes include but are not limited to business operations, sales and marketing, leadership and management skills, brand building and analysis, public speaking, capital raising, and business and strategic planning.

From the nine months ended June 30, 2023, the offline face to face business development study attracted 190 person-times participating and generated revenue of $354,666, approximately 46% of the total revenue.

3.	Membership

Potential members may select from the following membership plans which provide a series of services:

i.	Free members: Members at the free level can enjoy free and unlimited views of around 200 videos pertaining to branding analysis.

ii.	Subscribed members: Members who subscribe to this level can have access to unlimited viewing of around 500 advanced branding analysis videos and several related short videos. This also includes the services available to a free member. Members at this tier are estimated to pay an annual fee of approximately $50.

iii.	BAS commercial members: Membership at this level is tailor made for entrepreneurs. In addition to the perks of a free and subscribed member, BAS commercial members are also provided with client weekly commercial meetings (including online and offline) to increase their entrepreneurial opportunities with other professional parties. We also provide business model analysis and sales strategies for their own business development. Finally, we organize training programs for our clients at the BAS commercial member level to improve their business operations and skills. Members at this tier are estimated to pay a registration fee of approximately $167 and an annual fee of approximately $667.

From the nine months ended June 30, 2023, 170 person-times subscribed to be the subscribed members and generated membership fees of $3,723 to the Company.

From the nine months ended June 30, 2023, 28 person-times joined the BAS commercial membership and generated membership fees of $19,321 to the Company, approximately 3% of the total revenue.

Our Target Demographic

Our target demographic is comprised primarily of two types of clients: individual self-media producers and entrepreneurs. Our courses are designed to provide clients with the knowledge they need during the start-up stages of their own business while also providing useful tools that we believe they can use to expand the scale of their business.

Marketing

Our marketing strategy is primarily focused on the Taiwan market. However, in the future, at an as of yet undetermined time, we intend to expand our business operations throughout various major cities in the Southeast Asia region. Ideally, we will be targeting locations where a sizable portion of the population speaks Chinese. We anticipate spending a substantial amount in marketing and advertising, especially on social media platforms, in the coming years.

Currently, there are three primary methods through which we intend to advertise:

1.	Online Advertising: The company plans to advertise on Facebook to promote a free offline information seminar pertaining to self-media. After signing up for the seminar, the company will promote its paid courses and membership plans during the free seminar.

2.	Sales and Distributor Development: The company’s in-house sales team will be encouraged to identify, find and engage with prospective future clients. In the event that clients, who have been contacted by a member of our sales team, complete a course then the company will provide that member of our sales staff with a bonus roughly equivalent to 30% of the course fee. We believe that proper motivation of our sales force is integral to our marketing efforts in the future, as well as the results of our operations in general.

3.	Customer Referral: The company hopes to use its existing customers in order to organically spread awareness of our platform. Additionally, if former students refer new students to participate in the company’s courses, there will be additional rewards for the former student, for example: course coupons, which can be used for a discount for other courses (the discount plan will depend to the different periods of each course).

Research and development

We outsourced the R&D and maintenance of our online platform to Leader Capital Holding Corp., a related party supplier and a 7.01% shareholder of the Company.

The Company is also striving to research and develop new and complementary technologies/features that may be of benefit to our clients. For example, we are in the midst of development of a mobile application which will allow for BAS commercial members to implement what they have learned through completion of our available courses. It is our intention and goal that the application can be used as a tool for members to manage their clients, so that they can actively promote new products to their clients and operate community groups in the application to maintain customers and explore business opportunities with other enterprises. We cannot state with any level of specificity when these plans will come to fruition or if they will come to fruition at all.

Business Plans

In addition to completion of the ongoing development of our pending mobile application, we have additional plans for development of our business. We seek to digitize our face to face learning and enhance the existing online learning platform. We expect to extend the streams of studies and diversify the topics of courses we offer. We also plan, at an undetermined time, to offer our BAS commercial membership system to other Asian countries such as Malaysia and Singapore. All such plans are in development, and we cannot state with any level of specificity when such plans will come to fruition, if at all.

Competition

We compete with all other providers of online and offline adult business education courses, specifically those that operate in or around Taiwan. We believe that, although competition is fierce, that we can utilize the following competitive advantages to establish a position in this ever-changing industry:

1.	The Company has more than 200 million views (data traffic) on its self-media platform. The company has more than 100 subscribed accounts, plus more than 1,000 member accounts from different industries.

2.	The Company has more than 10 complete sets of curricula and is under continuous development (the number of courses and lecturers in the commercial and self-media courses industry is the largest), so that customers can learn more comprehensively. Further, the Company is developing follow-up systems to assist the customers.

3.	The Company provides more than 500 educational business videos, which we believe to be a significantly larger selection than those provided by many of our competitors. We believe that with this vast array of case studies, that our users can utilize these available tools to practice and upgrade their skills/knowledge across various industries.

Facilities

Our principal executive office is located at 2F-1, No. 178-5, Section 2, Chang’an East Road, Zhongshan District, Taipei City, Taiwan. It is approximately 3,024.57 square feet and is used for our daily operations. This office was previously rented directly by our sole officer and director, Mr. Hsu, but since January, has been rented directly by the Company.

We believe that our current facilities are adequate and suitable for our operations.

Employees

As of date of the prospectus, we have 10 full total employees located in Taiwan, which includes our sole officer and director. We believe that we maintain a good working relationship with our employees, and we are not undergoing any labor disputes. We comply with all Taiwan labor and health insurance regulations in regard to our employees.

Legal proceedings

DFP does not currently have any outstanding material litigation to disclose.

GOVERNMENT REGULATIONS

Foreign Investment in Taiwan

In 2019, the Consumer Protection Committee in Taiwan issued guidance on online education services for those online learning services offering unlimited access to platforms and unlimited video viewing at a fixed price (the “Guidance”). The Taiwan Executive Institution announced “General Explanation of Draft Items to be and Not to be Recorded in the Internet Teaching Service Standardization Contract” in order to avoid online education service disputes and protect the rights and interests of consumers. The Guidance recommended 32 items to be included in the terms of the online education contract consist of the format of service content, form of fee, guidelines for termination of service, consumer obligations and personal data protection.

According to our business nature, only the subscribed membership service applies to the Guidance, the service contributed less than 0.5% of our total revenue, approximately $3,723 for the nine months ended June 30, 2023.

We included all the Guidance’s recommended items to the service contracts with our subscribed members.

Other than the Guidance mentioned above, there are no specific regulations governing the industry we serve. We conduct our business activities in Taiwan following the local laws and regulations and the Guidance to ensure the business is legally operated.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the sole Officer and Director of the Company is provided below:

NAME	AGE	POSITION
Shou-Hung, Hsu	54	Chief Executive Officer,

		Chief Financial Officer,

		Director

Shou-Hung, Hsu - Chief Executive Officer, Chief Financial Officer and Director

Mr. Hsu has been our Director since DFP incorporation and has been our Chief Executive Officer and Chief Financial Officer. Mr. Hsu has over 20 years of management experience. From 1999 to 2009, he was the general manager of Lead International Financial Advisory Co., Ltd., a company focusing on international financial products sales. From 2003 to 2005, he was a Distinguished Lecturer at Fuxin Enterprise Management Consulting CO., Ltd. From 2005 to 2007, he was a Distinguished Lecturer at Guangzhou Benchmark Enterprise Management Co., Ltd. From 2008 to 2009 he was a Distinguished Lecturer at Beijing Wenhe Fanglue Information Co., Ltd. From 2012 to 2016, Mr. Hsu was the General Management at Oriental Ivy International Co., Ltd., a company that offers retail and wholesale cosmetics. From 2012 to 2017, Mr. Hsu was a General Manager at Suzhou Shuiyue Ivy Trading Co., Ltd., a cosmetic retailer. From 2017 to present, Mr. Hsu has served as a general manager of Shanghai Haoguan Enterprise Management Consulting Co., Ltd., a corporation that provides business management consulting, corporate education, and training. Mr. Hsu holds a bachelor’s degree in Statistics at Tamkang University, Taiwan.

Mr. Hsu’s extensive management experience has led the Board to the conclusion that he should serve as our Chief Executive Officer, Chief Financial Officer, and Director.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The sole member of the Board of Directors, who also serves as the Chief Executive Officer and the Chief Financial Officer of the Company, reviews the Company’s internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Director believes that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Director and Executive officer has not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the period from inception through the current date denoted below. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation addresses all compensation awarded to, earned by, or paid to our named executive Officer.

Name and Principal Position	Year Ended	Fees ($)	Bonuses ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred	All Other Compensation ($)	Totals (s)
Shou-Hung, Hsu	2022	1,299	-	-	-	-	-	-	1,299
Chief Executive Officer, Chief Financial Officer

*Our sole officer and director, Mr. Hsu Shou Hung has an informal agreement with the Company whereas he is compensated approximately $70,000 for his services provided to the Company.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer since our incorporation.

Employment Agreements

We do not have any formal employment or consulting agreement with any Officer or Director.

Director Compensation

Our Board of Directors, which at this time is comprised of solely of Mr. Hsu Shou Hung, does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock-based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, the Company has 213,855,500 shares of Common Stock issued and outstanding, which number of issued and outstanding shares of common stock have been used throughout this report. The below percentages are approximate values.

Name of Beneficial Owner	No. of Common Stock Owned Before Offering	Percentage of Ownership Before the Offering	No. of Common Stock After the Offering	Percentage of Ownership After the Offering
Directors and Officers
Hsu Shou Hung (1)	96,260,000	45.01%	96,260,000	43.00%
5% Shareholders
CPN Investment Limited (2)	15,000,000	7.01%	15,000,000	6.70%
Leader Capital Holdings Corp. (3)	15,000,000	7.01%	15,000,000	6.70%

(1) The above row for Mr. Hsu Shou Hung is inclusive of his share ownership in the Company via Terra Wave Holdings Limited (“TERRA”). TERRA is owned exclusively by Mr. Hsu and is the beneficial owner of 10,000,000 shares of Common Stock. In his personal name, Mr. Hsu Shou Hung beneficially owns and controls approximately 86,260,000 shares of our Common Stock.

(2) Mr. Lin Yi Hsiu (“Mr. Jeff Lin”) is the sole shareholder of CPN Investment Limited (“CPN”).

(3) Mr. Lin Yi Hsiu (“Mr. Jeff Lin”), Chief Executive Officer, a director and collectively with his beneficially owned or controlled companies, ultimately holds 58,537,778 shares of common stock of Leader Capital Holdings Corp. (“LCHC”), approximately 28.35% of LCHC’s total issued and outstanding shares of common stock.

The board of directors of LCHC, is composed of Mr. Jeff Lin and Mr. Cheng Shui Fung, jointly voted and made decision to invest in DFP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Lin Yi Hsiu (“Mr. Jeff Lin”), Chief Executive Officer, a director and collectively with his beneficially owned or controlled companies, is a 28.35% shareholder of Leader Capital Holdings Corp. (“LCHC”). LCHC purchased 15,000,000 shares of restricted common stock of the Company for $1,500 and is a 7.01% shareholder in the Company. LCHC, through its wholly owned subsidiary, LOC Weibo Co., Limited (“LOC”) provides IT and maintenance services to the Company. In addition, CPN Investment Limited (“CPN”), a company wholly owned by Mr. Jeff Lin, purchased 15,000,000 shares of restricted Common Stock of the Company for $1,500, and is a 7.01% shareholder of the Company. Leader Financial Asset Management Limited (“LFAML”), another company wholly owned by Mr. Jeff Lin, provides consulting and company secretarial services to the Company.

For the period from December 8, 2021 (inception) to September 30, 2022, the Company incurred fees of $15,336 in aggregate to LCHC and LOC, and a consulting fee of $300,000 to LFAML, respectively. In addition, during the period from December 8, 2021 (inception) to September 30, 2022, the Company prepaid $450,000 to LCHC for the development of two mobile applications.

For the nine months ended June 30, 2023, the Company incurred fees of $46,708 in aggregate to LCHC and LOC, and a consulting fee of $200,000 to LFAML, respectively.

At June 30, 2023 and September 30, 2022, the Company prepaid $10,328 and $10,221 to LOC for IT and maintenance expenses, respectively.

In addition, during the nine months ended June 30, 2023, the Company prepaid another $450,000 to LCHC for the development of two mobile applications.

During the nine months ended June 30, 2023, and for the period from December 8, 2021 (inception) to September 30, 2022, the Company recorded an impairment of a prepaid mobile application development fee to LCHC of $450,000 and $450,000, respectively, or a total of $900,000.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered hereby will be passed upon for us by Carl P. Ranno of 2733 East Vista Drive, Phoenix, Arizona 85032.

The consolidated financial statements of DFP Holdings Limited as of September 30, 2022, and for the period from December 8, 2021 (inception) to September 30, 2022 appearing elsewhere in this registration statement have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in its report thereon, included therein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to the period from December 8, 2021 (inception) to September 30, 2022:

For the period from December 8, 2021 (inception) to September 30, 2022
Audit fees	$17,500
Audit related fees	-
Tax fees	-
All other fees	-
Total	$17,500

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our Board of Directors.

MATERIAL CHANGES

None.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file a Current Report on Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company’s mailing address is listed at the top of this Registration Statement. If a shareholder wishes to contact the Company in writing, please utilize the aforementioned mailing address and address mail to our Chief Executive Officer, Mr. Hsu Shou Hung.

FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Interim Condensed Consolidated Financial Statements	F-1
Condensed Consolidated Balance Sheets (Unaudited) - June 30, 2023, and September 30, 2022	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) - Nine Months Ended June 30, 2023 and for the period from December 8, 2021 (inception) to June 30, 2022	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited) - Nine Months Ended June 30, 2023 and for the period from December 8, 2021 (inception) to June 30, 2022	F-4
Condensed Consolidated Statements of Cash Flows (Unaudited) - Nine Months Ended June 30, 2023 and for the period from December 8, 2021 (inception) to June 30, 2022	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited) - Nine Months Ended June 30, 2023 and for the period from December 8, 2021 (inception) to June 30, 2022	F-6 - F-9

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 572)	F-10
Consolidated Balance Sheet - September 30, 2022	F-11
Consolidated Statement of Operations and Comprehensive Loss - From December 8, 2021 (Inception) to September 30, 2022	F-12
Consolidated Statement of Stockholders’ Equity - From December 8, 2021 (Inception) to September 30, 2022	F-13
Consolidated Statement of Cash Flows - From December 8, 2021 (Inception) to September 30, 2022	F-14
Notes to Consolidated Financial Statements - From December 8, 2021 (Inception) to September 30, 2022	F-15 - F-20

PART I – FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements.

DFP HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2023 AND SEPTEMBER 30, 2022

(Expressed in U.S. Dollars)

	June 30, 2023 (Unaudited)	September 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$796,573	$1,461,506
Accounts receivable	12,184	18,554
Prepaid expenses-related party	10,328	10,221
Total current assets	819,085	1,490,281

Non-current assets:
Property and equipment, net	13,208	-
TOTAL ASSETS	$832,293	$1,490,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$49,443	$34,522
Deferred revenue	36,201	9,324
Due to officer	585	13,627
Total liabilities	86,229	57,473

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value; 600,000,000 shares authorized; 213,855,500 shares issued and outstanding	21,386	21,386
Additional paid in capital	2,148,714	2,148,714
Accumulated other comprehensive loss	(3,690)	(4,615)
Accumulated deficit	(1,420,346)	(732,677)

Total stockholders’ equity	746,064	1,432,808

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$832,293	$1,490,281

See accompanying notes to the condensed consolidated financial statements.

DFP HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND

FOR THE PERIOD FROM DECEMBER 8, 2021 (INCEPTION) TO JUNE 30, 2022

(Expressed in U.S. Dollars)

(Unaudited)

	For the nine months ended June 30, 2023	For the period from December 8, 2021 (inception) to June 30, 2022

REVENUES:
Service revenue	$765,866	$-

OPERATING COSTS AND EXPENSES:
Cost of service revenue	155,643	-
General and administrative expense	585,962	705
General and administrative expense-related party	246,708	300,000
Impairment of prepaid application development fee-related party	450,000	375,000
Total operating costs and expenses	1,438,313	675,705

LOSS FROM OPERATIONS	(672,447)	(675,705)

OTHER INCOME:
Interest income	7,722	364

LOSS BEFORE INCOME TAX	(664,725)	(675,341)
Income taxes	(22,944)	-
NET LOSS	(687,669)	(675,341)
Other comprehensive income
- Foreign currency translation income	925	-
COMPREHENSIVE LOSS	$(686,744)	$(675,341)

NET LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING	213,855,500	211,875,500

See accompanying notes to the condensed consolidated financial statements.

DFP HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND FOR THE PERIOD FROM DECEMBER 8, 2021 (INCEPTION) TO JUNE 30, 2022

(Expressed in U.S. Dollars)

	Nine months ended June 30, 2023 (Unaudited)
	Common Stock		Additional	Accumulated Other		Total
	Number of Shares	Amount	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
Balance as of September 30, 2022	213,855,500	$21,386	$2,148,714	$(4,615)	$(732,677)	$1,432,808
Foreign currency translation	-	-	-	925	-	925
Net loss	-	-	-	-	(687,669)	(687,669)
Balance as of June 30, 2023 (Unaudited)	213,855,500	$21,386	$2,148,714	$(3,690)	$(1,420,346)	$746,064

	For the period from December 8, 2021 (inception) to June 30, 2022 (Unaudited)
	Common Stock		Additional	Accumulated Other		Total
	Number of Shares	Amount	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
Balance, December 8, 2021 (inception)	-	$-	$-	$-	$-	$-
Shares issued for founders	200,000,000	20,000	-	-	-	20,000
Shares issued for cash in private placements	11,875,500	1,188	1,653,912	-	-	1,655,100
Net loss	-	-	-	-	(675,341)	(675,341)
Balance as of June 30, 2022 (Unaudited)	211,875,500	$21,188	$1,653,912	$-	$(675,341)	$999,759

See accompanying notes to the condensed consolidated financial statements.

DFP HOLDINGS LIMITED.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED JUNE 30, 2023 AND

FOR THE PERIOD FROM DECEMBER 8, 2021

(INCEPTION) TO JUNE 30, 2022

(Expressed in U.S. Dollars)

(Unaudited)

	For the nine months ended June 30, 2023	For the period from December 8, 2021 (inception) to June 30, 2022

Cash flows from operating activities:
Net loss	$(687,669)	$(675,341)
Depreciation	1,767	-
Impairment of prepaid application development fee-related party	450,000	375,000
Changes in operating assets and liabilities:
Accounts receivable	6,370	-
Prepaid expenses-related party	(107)
Accounts payable and accrued liabilities	14,921	-
Deferred revenue	26,877	-
Net cash used in operating activities	(187,841)	(300,341)

Cash flows from investing activities:
Prepaid application development fee-related party	(450,000)	(375,000)
Purchase of property and equipment	(14,958)	-
Net cash used in investing activities	(464,958)	(375,000)

Cash flows from financing activities:
Proceeds from sales of common stock	-	1,675,100
Due to officer	(13,042)	-
Net cash used in financing activities	(13,042)	1,675,100

Effect of exchange rate changes in cash and cash equivalents	908	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	(664,933)	999,759
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,461,506	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$796,573	$999,759

Supplemental information
Income taxes paid	$22,944	$-

See accompanying notes to the condensed consolidated financial statements.

DFP HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED JUNE 30, 2023

AND FOR THE PERIOD FROM DECEMBER 8, 2021 (INCEPTION) TO JUNE 30, 2022

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

DFP Holdings Limited, a Nevada corporation (the “Company”), was incorporated in the State of Nevada on December 8, 2021.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements for the nine months ended June 30, 2023, the Company incurred a net loss of $687,669 and used cash in operations of $187,841. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that these financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s September 30, 2022, financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

COVID-19

The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. The Company monitors guidance from national and local public health authorities and has implemented health and safety precautions and protocols in response to these guidelines. The extent of the impact of the COVID-19 pandemic has had and will continue to have on the Company’s business is highly uncertain and difficult to predict and quantify at this time.

Basis of presentation and consolidation

The unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim information. The unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the nine-month period ending June 30, 2023 and are not necessarily indicative of the results of operations to be expected for the full fiscal year ending September 30, 2023. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company’s financial statements for the period from December 8, 2021 (inception) to September 30, 2022.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Tide Holdings Limited (TIDE), DFP Holdings Limited (Seychelles) (the “Seychelles Company”), and DFP Holdings Limited (Taiwan) (the “Taiwan Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported. Significant estimates include the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue recognition

The Company recognizes revenues when its customer obtains control of promised services, in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company recognizes revenue following the five-step model prescribed by Accounting Standards Codification (ASC) 606, “Revenue from Contracts”, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of revenue from providing online and offline educational services (“service revenue”). Revenue is recognized in the period in which the services are performed, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract. The Company recognizes revenue from subscription services over the subscription period. The Company recognizes deferred revenue at each period end for contracts that have been paid but which the related service has not been performed.

Cost of revenue

Cost of service revenue primarily consists of advertising and promotion fee and facility rentals directly attributable to the services rendered.

Cash and cash equivalents

Cash equivalents includes demand deposits placed with banks or other financial institutions and all highly liquid investments with original maturities when purchased of three months or less, including money market funds.

As of June 30, 2023
(Unaudited)
Cash and cash equivalents
Denominated in United States Dollars	$629,534
Denominated in New Taiwan Dollars	167,039
Cash and cash equivalents	$796,573

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of June 30, 2023, all the Company’s cash was held by two major financial institutions located in Taiwan, which management believes is of high credit quality. At June 30, 2023, none of the Company’s cash accounts are insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”).

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company’s wholly owned subsidiary in Taiwan, DFP Holdings Limited (Taiwan) is governed by the income tax law of Taiwan subject to a tax rate of 20% in that jurisdiction. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

Fair value measurements

The Company follows the guidance of ASC 820-10, “Fair Value Measurements and Disclosures”, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, other payable and accrued liabilities, and due to an officer, approximate their fair values because of the short-term nature of these financial instruments.

Foreign currency translation

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiary maintains its books and records in its functional currency, New Taiwan Dollars (“NT$”).

In general, for consolidation purposes, assets and liabilities of the Company’s subsidiaries whose functional currency is not the US$, are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive income or loss within stockholders’ equity.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the period:

As of and for the nine months ended June 30, 2023
Period-end NT$ : US$1 exchange rate	31.16
Period-average NT$ : US$1 exchange rate	30.86

Net income (loss) per share

The Company calculates net (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

As of June 30, 2023, the Company has no potentially dilutive securities, such as options or warrants, outstanding.

Concentrations

For the nine months ended June 30, 2023, no customer accounted for 10% or more of the Company’s revenue.

For the nine months ended June 30, 2023, one service provider accounted for 48% of the Company’s operating costs and expenses.

Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses – Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and will be effective for the Company October 1, 2023. The Company does not believe the adoption of ASU 2016-13 will have a material impact on the Company’s financial position, results of operations, and cash flows.

Other recent accounting pronouncements or guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 – RELATED PARTY TRANSACTIONS

As of June 30, 2023, Mr. Hsu, the Company’s Chief Executive Officer, had advanced $585 to the Company for operations. The advances are due on demand, are unsecured, and are non-interest bearing.

Mr. Lin Yi Hsiu (“Mr. Jeff Lin”), Chief Executive Officer, a director and collectively with his beneficially owned or controlled companies, is a 28.35% shareholder of Leader Capital Holdings Corp. (“LCHC”). LCHC is a 7.01% shareholder in the Company. LCHC, through its wholly owned subsidiary, LOC Weibo Co., Limited (“LOC”) provides IT and maintenance services to the Company. In addition, CPN Investment Limited (“CPN”), a company wholly owned by Mr. Jeff Lin, is a 7.01% shareholder of the Company. Leader Financial Asset Management Limited (“LFAML”), another company wholly owned company by Mr. Jeff Lin, provides consulting and company secretarial services to the Company.

At June 30, 2023 and September 30, 2022, the Company prepaid $10,328 and $10,221, respectively, to LOC for IT and maintenance expenses.

For the nine months ended June 30, 2023, the Company incurred fees of $46,708 in aggregate to LCHC and LOC, and a consulting fee of $200,000 to LFAML, respectively. For the period from December 8, 2021 (inception) to June 30, 2022, the Company incurred a consulting fee of $300,000 to LFAML.

In October 2022 through December 2022, the Company prepaid $450,000 to LCHC for the development of two mobile applications. In addition, for the period from December 8, 2021 (inception) to June 30, 2022, the Company prepaid $300,000 to LCHC for the development of two mobile applications.

At December 31, 2022 and June 30, 2022, management identified indicators of impairment for the prepaid application development fees, including the Company’s loss from operations. Management determined these indicators show that it was more likely than not that the application developments would not be utilized as originally intended and the carrying amount of the prepaid application development fees might not be recoverable. As a result, management performed an impairment analysis that resulted in the recognition of an impairment loss of $450,000 during the nine months ended June 30, 2023, and the recognition of an impairment loss of $375,000 for the period from December 8, 2021 (inception) to June 30, 2022.

NOTE 3 - INCOME TAXES

The Company recorded and paid income tax expense of $22,944 for the nine months ended September 30, 2023, while no provision for income taxes was made for the period from December 8, 2021 (inception) to June 30, 2022.

Provision for income taxes consisted of the following:

	For the nine months ended June 30, 2023	For the period from December 8, 2021 (inception) to June 30, 2022

Current:	$22,944	$-
Deferred:	-	-
	$22,944	$-

A reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

	For the nine months ended June 30, 2023	For the period from December 8, 2021 (inception) to June 30, 2022
Income tax benefit computed at statutory corporate income tax rate	$(139,592)	$(141,822)
Reconciling items:
Effect of different tax jurisdictions	6,647	6,754
Change in valuation allowance	155,889	135,068
Provision for income taxes	$22,944	$-

Significant components of the aggregate deferred tax assets consisted of the following:

	As of June 30, 2023	As of September 30, 2022
Deferred tax assets:
Net operating loss carry forwards	$298,272	$153,862
Gross deferred tax assets	298,272	153,862
Less: valuation allowance	(298,272)	(153,862)
Net deferred tax asset	$-	$-

The provisions of ASC Topic 740, “Accounting for Income Taxes”, require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. For the nine months ended September 30, 2023, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was more likely than not that the net deferred tax assets were not fully realizable. Accordingly, the Company established a full valuation allowance against its net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

The Company follows the guidance of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. ASC 740 also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. As of September 30, 2023, no liability for unrecognized tax benefits was required to be recorded or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of DFP Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DFP Holdings Limited (the “Company”) as of September 30, 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the period from December 8, 2021 (inception) to September 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of DFP Holdings Limited as of September 30, 2022, and the results of its operations and its cash flows for the period from December 8, 2021 (inception) to September 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the period from December 8, 2021 (inception) to September 30, 2022, the Company incurred a net loss and had negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in relation to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/Weinberg & Company, P.A.

Los Angeles, California

May 12, 2023

DFP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(Expressed in U.S. Dollars)

September 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$1,461,506
Accounts receivable	18,554
Prepaid expenses-related party	10,221
Total current assets	1,490,281

TOTAL ASSETS	$1,490,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$34,522
Deferred revenue	9,324
Due to officer	13,627
Total liabilities	57,473

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	-
Common Stock, $0.0001 par value; 600,000,000 shares authorized; 213,855,500 shares issued and outstanding	21,386
Additional paid in capital	2,148,714
Accumulated other comprehensive loss	(4,615)
Accumulated deficit	(732,677)

Total stockholders’ equity	1,432,808

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,490,281

See accompanying notes to the consolidated financial statements.

DFP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE LOSS

FROM DECEMBER 8, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2022

(Expressed in U.S. Dollars)

For the period from December 8, 2021 (inception) to September 30, 2022

REVENUE:
Service revenue	$111,201

OPERATING COST AND EXPENSES:
Cost of service revenue	41,540
General and administrative expense	37,366
General and administrative expense-related party	315,336
Impairment of prepaid application development fee-related party	450,000
Total operating cost and expenses	844,242

LOSS FROM OPERATIONS	(733,041)

OTHER INCOME
Interest income	364
Total other income	364

NET LOSS	(732,677)
Other comprehensive loss:
Foreign currency translation loss	(4,615)
COMPREHENSIVE LOSS	$(737,292)

NET LOSS PER SHARE	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING	155,424,448

See accompanying notes to the consolidated financial statements.

DFP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FROM DECEMBER 8, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2022

(Expressed in U.S. Dollars)

	Common Stock		Additional	Accumulated Other		Total
	Number of Shares	Amount	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
Balance, December 8, 2021 (inception)	-	$-	$-	$-	$-	$-
Shares issued for founders	200,000,000	20,000	-	-	-	20,000
Shares issued for cash in private placements	13,855,500	1,386	2,148,714	-	-	2,150,100
Foreign currency translation	-	-	-	(4,615)	-	(4,615)
Net loss	-	-	-	-	(732,677)	(732,677)
Balance as of September 30, 2022	213,855,500	$21,386	$2,148,714	$(4,615)	$(732,677)	$1,432,808

See accompanying notes to the consolidated financial statements.

DFP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM DECEMBER 8, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2022

(Expressed in U.S. Dollars)

For the period from December 8, 2021 (inception) to September 30, 2022

Cash flows from operating activities:
Net loss	$(732,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of prepaid application development fee-related party	450,000
Changes in operating assets and liabilities:
Accounts receivable	(18,554)
Prepaid expense-related party	(10,221)
Accounts payable and accrued liabilities	34,522
Deferred revenue	9,324
Net cash used in operating activities	(267,606)

Cash flows from investing activities:
Prepaid application development fee-related party	(450,000)
Net cash used in investing	(450,000)

Cash flows from financing activities:
Proceeds from sales of common stock	2,170,100
Due to officer	13,627
Net cash provided by financing activities	2,183,727

Effect of exchange rate changes in cash and cash equivalents	(4,615)
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,461,506
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,461,506

Supplemental information
Income taxes paid	$-

See accompanying notes to the consolidated financial statements.

DFP HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FROM DECEMBER 8, 2021 (INCEPTION) TO SEPTEMBER 30, 2022

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

DFP Holdings Limited, a Nevada corporation (the “Company”), was incorporated in the State of Nevada on December 8, 2021.

On March 8, 2022, the Company’s wholly owned subsidiary, DFP Holdings Limited, was formed in Seychelles (the “Seychelles Company”). The Seychelles Company is an intermediate holding company, and operates business through its wholly owned subsidiary, DFP Holdings Limited, a company incorporated in Taiwan (the “Taiwan Company”).

On May 24, 2022, the Company acquired 100% of Tide Holdings Limited, a company incorporated in Seychelles (“TIDE”) from Mr. Hsu Shou Hung (“Mr. Hsu”), for $1.

On December 8, 2021, Mr. Hsu, a founder of the Company, was appointed as Chief Executive Officer, Chief Financial Officer, and sole director of the Company.

The Company provides online and offline educational services in Taiwan. The Company has a September 30 fiscal year end.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements for the period from December 8, 2021 (inception) until September 30, 2022, the Company incurred a net loss of $732,677 and used cash in operations of $267,606. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that these financial statements are issued. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

COVID-19

The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. The Company monitors guidance from national and local public health authorities and has implemented health and safety precautions and protocols in response to these guidelines. The extent of the impact of the COVID-19 pandemic has had and will continue to have on the Company’s business is highly uncertain and difficult to predict and quantify at this time.

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Tide Holdings Limited (TIDE), DFP Holdings Limited (Seychelles) (the “Seychelles Company”), and DFP Holdings Limited (Taiwan) (the “Taiwan Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported.
Significant estimates include the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue recognition

The Company recognizes revenues when its customer obtains control of promised services, in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company recognizes revenue following the five-step model prescribed by Accounting Standards Codification (ASC) 606, “Revenue from Contracts”, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of revenue from providing online and offline educational services (“service revenue”). Revenue is recognized in the period in which the services are performed, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract. The Company will recognize revenue from subscription services over the subscription period. The Company recognizes deferred revenue at each period end for contracts that have been paid but which the related service has not been performed.

Cost of revenue

Cost of service revenue primarily consists of advertising and promotion fee, and facility rentals directly attributable to the services rendered.

Cash, cash equivalents, and restricted cash

Cash equivalents includes demand deposits placed with banks or other financial institutions and all highly liquid investments with original maturities at purchase of three months or less, including money market funds.

As of September 30, 2022

Cash and cash equivalents
Denominated in United States Dollars	$1,378,501
Denominated in New Taiwan Dollars	83,005
Cash and cash equivalents	$1,461,506

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of September 30, 2022, substantially all the Company’s cash was held by two major financial institutions located in Taiwan, which management believes is of high credit quality. At September 30, 2022, none of the Company’s cash accounts are insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”).

Accounts Receivable

Accounts receivable is generally recorded at the invoiced amounts net of an allowance for expected losses. The Company evaluates the collectability of our accounts receivable based on several factors. In circumstances where it becomes aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount that management believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due accounts receivable outstanding. At September 30, 2022, the Company had no reserve recorded for uncollectible accounts receivable.

Software costs

Costs related to developing or obtaining internal-use software incurred during the preliminary project and post-implementation stages of an internal use software project will be expensed as incurred and certain costs incurred in the project’s application development stage will be capitalized. On an annual basis, or more frequently as conditions indicate, the Company will assess the recovery of the unamortized software development costs by estimating the net undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows are not sufficient to recover the unamortized software cost, such assets will be considered to be impaired. The impairment to be recognized will be measured as the amount by which the carrying amount of the asset exceeds its fair value.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company conducts its business in Taiwan and is subject to tax in Taiwan jurisdictions. As a result of its business activities, the Company will file tax returns that are subject to examination by the Taiwan tax authority. The Company’s deferred tax assets relate to the Company’s net operating losses in the U.S. and net operating losses and temporary differences between accounting basis and tax basis for its Taiwan-based subsidiaries which are subject to corporate income tax in Taiwan.

Fair value measurements

The Company follows the guidance of ASC 820-10, “Fair Value Measurements and Disclosures”, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, other payable and accrued liabilities, and due to an officer, approximate their fair values because of the short-term nature of these financial instruments.

Foreign currency translation

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiary maintains its books and records in its functional currency, New Taiwan Dollars (“NT$”).

In general, for consolidation purposes, assets and liabilities of the Company’s subsidiaries whose functional currency is not the US$, are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive income or loss within stockholders’ equity.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the period:

As of September 30, 2022, and from December 8, 2021 (Inception) to 30 September, 2022
Period-end NT$ : US$1 exchange rate	31.79
Period-average NT$ : US$1 exchange rate	29.27

Net income (loss) per share

The Company calculates net (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

As of September 30, 2022, the Company has no potentially dilutive securities, such as options or warrants, outstanding.

Concentrations

For the period from December 8, 2021 (inception) to September 30, 2022, no customer accounted for 10% or of the Company’s revenue.

For the period from December 8, 2021(inception) to September 30, 2022, one service provider accounted for 91% of the Company’s operating expenses.

Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for interim and annual reporting periods beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s financial position, results of operations, and cash flows.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - STOCKHOLDERS’ EQUITY

Shares issued to founders

On February 25, 2022, the Company issued 86,260,000 shares of founders restricted Common Stock to Mr. Hsu Shou Hung, Chief Executive Officer, Chief Financial Officer, sole director and a founder of the Company, and issued and 10,000,000 shares of restricted stock to Mr. Hsu’s wholly owned company, Terra Wave Holdings Limited at $0.0001 per share, for total proceeds of $9,626.

Between February 22, 2022, and February 25, 2022, the Company issued 103,740,000 shares of restricted Common Stock to an additional 31 founders at $0.0001 per share, for total additional proceeds of $10,374.

Shares issued for cash in private placements

Between March 1, 2022, and September 26, 2022, the Company sold 13,855,500 shares of restricted Common Stock to another 117 shareholders at prices ranging from $0.10 to $0.25 per share, for total proceeds of $2,150,100.

The Company sold 7,200,000 shares of restricted Common Stock to 45 shareholders at $0.10 per share for $720,000, 4,675,500 shares of restricted Common Stock to 42 shareholders at $0.20 per share for $935,100, and 1,980,000 shares of restricted Common Stock to 30 shareholders at $0.25 per share for $495,000.

NOTE 3 - INCOME TAXES

The Company had no income tax expense for the period December 8, 2021 (inception) to September 30, 2022. A reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

For the period from December 8, 2021 (inception) to September 30, 2022
Loss before income taxes	$(732,677)
United States of America statutory income tax rate	21%
Income tax (benefit) expense computed at statutory corporate income tax rate	(153,862)
Reconciling items:
Effect of different tax jurisdictions	7,327
Change in valuation allowance	146,535
Income tax expense	$-

Deferred tax assets and liabilities consist of the following:

As of September 30, 2022
Deferred tax assets:
Net operating loss carry forwards	$153,862
Gross deferred tax assets	153,862
Less: valuation allowance	(153,862)
Net deferred tax asset	$-

The Company’s wholly owned subsidiary in Taiwan, DFP Holdings Limited (Taiwan) (the “Taiwan Company”), is governed by the income tax law of Taiwan and is subject to a tax rate of 20%.

The provisions of ASC Topic 740, “Accounting for Income Taxes”, require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. For the period December 8, 2021 (inception) to September 30, 2022, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was more likely than not that the net deferred tax assets were not fully realizable. Accordingly, the Company established a full valuation allowance against its net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

The Company adopted the provisions of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. ASC 740 also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions.

As of September 30, 2022, no liability for unrecognized tax benefits was required to be recorded or disclosed.

NOTE 4 - RELATED PARTY TRANSACTIONS

On December 8, 2021, Mr. Hsu Shou Hung (“Mr. Hsu”), founder of the Company, was appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and sole director of the Company. Currently, Mr. Hsu is our sole officer and director. As of September 30, 2022, Mr. Hsu collectively owns 96,260,000 shares, or 45.01%, of the Company’s restricted common stock.

For the period from December 8, 2021 (inception) to September 30, 2022, Mr. Hsu had advanced $13,627 to the Company for operations. The advances are due on demand, are unsecured, and are non-interest bearing.

Mr. Lin Yi Hsiu (“Mr. Jeff Lin”), Chief Executive Officer, a director and collectively with his beneficially owned or controlled companies, is a 28.38% shareholder of Leader Capital Holdings Corp. (“LCHC”). LCHC purchased 15,000,000 shares of restricted common stock of the Company for $1,500 and is a 7.01% shareholder in the Company. LCHC, through its wholly owned subsidiary, LOC Weibo Co., Limited (“LOC”) provides IT and maintenance services to the Company. In addition, CPN Investment Limited (“CPN”), a company wholly owned by Mr. Jeff Lin, purchased 15,000,000 shares of restricted Common Stock of the Company for $1,500, and is a 7.01% shareholder of the Company. Leader Financial Asset Management Limited (“LFAML”), another company wholly owned by Mr. Jeff Lin, provides consulting and company secretarial services to the Company.

For the period from December 8, 2021 (inception) to September 30, 2022, the Company incurred fees of $15,336 to LCHC and LFAML, and a consulting fee of $300,000 to LFAML. In addition, during the period from December 8, 2021 (inception) to September 30, 2022, the Company entered into two contracts with LCHC for the development of two mobile applications for a total of $900,000. As of September 30, 2022, the Company had prepaid LCHC $450,000 for the application development fees. At September 30, 2022, management identified indicators of impairment for the prepaid application development fees, including the Company’s loss from operations and use of cash in operating activities. Management determined these indicators show that it was more likely than not that the application developments would not be utilized as originally intended and the carrying amount of the prepaid application development fees might not be recoverable. As a result, management performed an impairment analysis that resulted in the recognition of an impairment loss of $450,000 during the period from December 8, 2021 (inception) to September 30, 2022.

NOTE 5 - SUBSEQUENT EVENTS

During the three months ended December 31, 2022, the Company prepaid another $450,000 for the application development fees to LCHC that were impaired as of December 31, 2022.

In February 2023, the Company paid LCHC a consulting fee of $200,000.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee (1)	$551
Auditor Fees and Expenses	$15,000
Consulting Fees and Related Expenses	$300,000
Transfer Agent Fees	$5,000
TOTAL	$320,551

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company. Some of these expenses have already been paid.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On February 23, 2022, we issued 15,000,000 shares of our common stock to CPN Investment Limited (“CPN”), in consideration of $1,500, or $0.0001 per share. CPN is owned exclusively by Mr. Lin Yi Hsiu, who goes by “Mr. Jeff Lin”. CPN is a 7.01% shareholder of the Company. Mr. Jeff Lin, through Leader Financial Asset Management Limited, provides consulting and corporate secretarial services to the Company.

On February 24, 2022, we issued 15,000,000 shares of our common stock to Leader Capital Holdings Corp. (“LCHC”), in consideration of $1,500, or $0.0001 per share. Mr. Jeff Lin is Chief Executive Officer, a director, and the controlling shareholder of LCHC.

On February 25, 2022, we issued 86,260,000 shares of our common stock to our Chief Executive Officer, Chief Financial Officer, and Director, Mr. Hsu Shou Hung, in consideration of $8,626, or $0.0001 per share.

On February 25, 2022, we issued 10,000,000 shares of our common stock to Terra Wave Holdings Limited, an entity owned entirely by Mr. Hsu, our Chief Executive Officer, Chief Financial Officer, and Director, in consideration of $1,000 or $0.0001 per share.

Between February 22, 2022, and February 25, 2022, the Company issued 73,740,000 shares of restricted common stock to an additional 29 investors at $0.0001 per share, for total additional proceeds of $7,374.

From March 1, 2022, to the current date, September 6, 2023, we have also issued an aggregate of 13,855,500 shares of our common stock to an additional 117 investors, in consideration of a total of $2,150,100. Our shares of common stock were sold to these investors in varying quantities at various prices per share of either $0.10, $0.20 or $0.25.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended (“Regulation S”) for the above sales of stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation (2)
3.2	By-laws (2)
5.1	Legal Opinion Letter (2)
23.1	Consent of Weinberg & Company, P.A. (1)
99.1	Sample Subscription Agreement (1)
107	Filing Fee Table (1)

(1)	Filed herewith.
(2)	Previously Filed.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers, or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officer and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our sole director, officer, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by our director, officer, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Taipei, Taiwan, on September 6, 2023.

DFP Holdings Limited

Date: September 6, 2023	By:	/s/ Hsu Shou Hung
Hsu Shou Hung
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Financial Officer, and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Hsu Shou Hung Signature: /s/ Hsu Shou Hung Title: Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: September 6, 2023

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